Exhibit 3.1

AB PRIVATE CREDIT INVESTORS CORPORATION

ARTICLES OF AMENDMENT

AB PRIVATE CREDIT INVESTORS CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article VIII of the Articles of Amendment and Restatement of the Corporation filed on August 14, 2017 (the “Charter”) is hereby amended by deleting such Article VIII and replacing it in its entirety with the following:

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ARTICLE VIII

TERMINATION; LIQUIDATION

Notwithstanding anything contained in this Charter to the contrary, if, prior to any initial public offering of the common stock that may occur, the Board determines that there has been a significant adverse change in the regulatory or tax treatment of the Corporation or its stockholders that in its judgment makes it inadvisable for the Corporation to continue in its present form, then the Board shall endeavor to restructure or change the form of the Corporation to preserve (insofar as possible) the overall benefits previously enjoyed by stockholders as a whole or, if the Board determines it appropriate (and subject to any necessary stockholder approvals and applicable requirements of the 1940 Act), the Board may (i)(a) wind down, (b) sell or exchange all or substantially all of the Corporation’s assets, and/or (c) liquidate and dissolve the Corporation; or (ii) amend the Charter as necessary to preserve (insofar as possible) the overall benefits previously enjoyed by stockholders as a whole.

Notwithstanding anything in this Charter, the Corporation if within three (3) years, subject to a one (1) year extension, of the initial closing to the first private offering of the Common Stock in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended, the Board has not (a) offered stockholders of the Corporation the option to (i) exchange their ownership of shares of Common Stock for shares of a liquidating class of common stock or (ii) exchange their shares of Common Stock for shares of common stock in a newly formed entity that will elect to be treated as a business development company under the 1940 Act and a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and which may, among other things, seek to complete an initial public offering of shares of its common stock; (b) conducted an initial public offering of the Common Stock; or (c) initiated a tender offer program, conducted at the discretion of the Board, in accordance with the requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and the 1940 Act, to allow stockholders to tender shares of Common Stock to the Corporation, then the Corporation’s Board (subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) shall use its best efforts to wind down and/or liquidate and dissolve the Corporation.

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SECOND: This amendment to the Charter has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary as of the 14th day of September, 2021

ATTEST		AB Private Credit Investors Corporation

By:	/s/ Neal Kalechofsky	By:	/s/ J. Brent Humphries
Name:	Neal Kalechofsky	Name:	J. Brent Humphries
Title:	Secretary	Title:	President

[Signature Page to Articles of Amendment – AB Private Credit Investors Corporation]